Exhibit 21.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement of Landsea Homes Corporation on Form S-8 (File No. 333-254307) of our report dated March 3, 2022, with respect to the audited consolidated financial statements of Hanover Family Builders, LLC which comprise the consolidated balance sheets as of December 31, 2021 and 2020 and the related consolidated statements of income, equity and cash flows for the years then ended, and the related notes to the consolidated financial statements, which report is filed as an exhibit to this Current Report on Form 8-K/A of Landsea Homes Corporation dated March 29, 2022.

/s/ BKHM, P.A.

Winter Park, Florida

March 29, 2022